NASDAQ: NSIT

Insight Enterprises, Inc. Appoints New Member to Board of Directors
Girish Rishi Appointed to the Board

TEMPE, Ariz., December 12, 2017 — Insight Enterprises, Inc. (the “Company”) (Nasdaq:NSIT), a leading global provider of technology solutions, today announced that Girish Rishi has been appointed to the Company’s board of directors.

“We are delighted to welcome Girish Rishi to our Board,” said Timothy A. Crown, Chair of the Board of Directors. “The depth of his experience and long-time leadership in technology companies adds valuable expertise that will help Insight continue its transformation in the IT industry. His experience as a CEO and executive of several technology companies, along with his governance experience from service on a variety of boards, will be a tremendous asset to us.” Mr. Rishi currently serves as CEO at JDA Software, Inc. based in Scottsdale, Arizona with over forty locations worldwide.

For more information on Insight, visit http://www.insight.com/  or call 1.800.INSIGHT.

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About Insight
Insight Enterprises, Inc. (“Insight”) is a Fortune 500 global IT provider helping businesses of all sizes – from small and medium sized firms to worldwide enterprises, governments, schools and healthcare organizations – define, architect, implement and manage Intelligent TechnologySolutions™. Insight empowers its customers to manage their IT environments so they can drive menaingful business outcomes today and transform their operations for tomorrow. Discover more at www.insight.com. NSIT-F.

Contacts:	Helen Johnson Insight Enterprises, Inc. Tel. (480) 333.3234 Email: helen.johnson@insight.com